Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Between

CLS HOLDINGS USA, INC.

(BUYER)

and

ALTERNATIVE SOLUTIONS, LLC
d/b/a
 OASIS MEDICAL CANNABIS

(SELLER)

dated as of

December   4  , 2017

i

ii

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated            as of December 4 , 2017, between ALTERNATIVE SOLUTIONS, LLC D/B/A OASIS MEDICAL CANNABIS, a Nevada limited liability company with an address of 1800 S. Industrial Road, #180, Las Vegas, Nevada  89102 (the “Seller”), and CLS HOLDINGS USA, INC., a Nevada corporation with an address of 11767 S. Dixie Highway, Suite 115, Miami, Florida     33156 (the “Buyer”).
RECITALS
WHEREAS, Seller owns all of the issued and outstanding units of membership interest (the “Units”) of each of  Serenity Wellness Center LLC d/b/a Oasis Medical Cannabis, a Nevada  limited liability company (“SWC”), Serenity Wellness Growers LLC, a Nevada limited liability company (“SWG”), and Serenity Wellness Products LLC, a Nevada limited liability company (“SWP”, together with SWC and SWG, the “Oasis LLCs” and each an “Oasis LLC”), ;
WHEREAS, each Oasis LLC holds the MME Certificates (as defined below) necessary  and required for the conduct of its respective business in the State of Nevada;
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Units, and indirectly through ownership of the Units, the MME Certificates and all of the other assets of the Oasis LLCs, all subject to the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements  hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
Definitions
The following terms have the meanings specified or referred to in this Article I:
 “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Balance Sheet” has the meaning set forth in Section 3.07.
“Balance Sheet Date” has the meaning set forth in Section 3.07.

“Basket” has the meaning set forth in Section 9.05(a).
“Benefit Plan” has the meaning set forth in Section 3.20(a).
“Bonus Purchase Price” has the meaning set forth in Section 2.02(c).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Nevada are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Common Stock” means the common stock of the Buyer.
“Buyer Indemnitees” has the meaning set forth in Section 9.02.
“Buyer Note” means the promissory note, dated the date of the Subsequent Closing, in the principal amount of $4.0 million, payable at maturity, due one year from the date of issuance, in the form of Exhibit A.
“Cap” has the meaning set forth in Section 9.05(a).
“Closing” means the Initial Closing and the Subsequent Closing.
“Closing Cash Minimum” has the meaning set forth in Section 2.03.
“Closing Date” means the Initial Closing Date and the Subsequent Closing Date.
“Closing Net Working Capital” has the meaning set forth in  Section 2.03.
“Code” means the Internal Revenue Code of 1986, as amended.
“Compiled Financial Statements” has the meaning set forth in Section 3.07.
 “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current Assets” has the meaning set forth in Section 2.07(a).
“Current Liabilities has the meaning set forth in Section 2.07(a).
“Direct Claim” has the meaning set forth in Section 9.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers concurrently with the execution and delivery of this Agreement and attached hereto as Exhibit D.
“Discounted Private Placement Price” means the product of (i) the conversion price (or portion thereof applicable to one share of Buyer’s common stock) of the convertible preferred stock offered in the Private Placement, multiplied by (ii) 0.8.

“Dollars or $” means the lawful currency of the United States.
“Encumbrance” means any charge, claim, community property interest, pledge,    condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any  restriction on use, voting, transfer, receipt of income or exercise of any other attribute of  ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or,   as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability  of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a)  the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged   non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or  binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge,  transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act   of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be  treated together with the Seller or any of its Affiliates as a “single employer” within the meaning   of Section 414 of the Code.
“Excluded Liability” means any Loss relating to (i) any Actions accrued, threatened or pending against any Oasis LLC or any of its respective Affiliates or Subsidiaries on or before the Subsequent Closing Date, including without limitation the Actions set forth in Section 3.17(a) of the Disclosure Schedules; (ii) any Indebtedness of the Oasis LLCs and their respective  Subsidiaries; (iii) any Oasis LLC Transaction Expenses not paid by the Seller prior to or at the Subsequent Closing and not included in Current Liabilities on the Closing Net Working Capital Statement; and (iv) any and all Taxes due and payable with respect to any Oasis LLC for any  period ending on or before the Closing Date to the extent not included in Current Liabilities on the Closing Net Working Capital Statement (as finally determined pursuant to Section 2.07).
“Financial Statements” has the meaning set forth in Section 3.07.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such  organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived   products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
 “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder   of such Indebtedness against loss, (iii) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (iv) otherwise to assure a creditor against loss.  Notwithstanding the foregoing, the term “Indebtedness” shall not include the Oasis Development Loans.
“Indemnified Party” has the meaning set forth in Section 9.05.
“Indemnifying Party” has the meaning set forth in Section 9.05.
“Initial Closing” has the meaning set forth in Section 2.03(a).
“Initial Closing Date” has the meaning set forth in Section 2.03(a).
“Initial Purchase Price” has the meaning set forth in Section 2.02(a).
“Initial Purchase Price Deposit” has the meaning set forth in Section 2.02(a).
“Initial Units” shall mean Units representing a 10% interest in each Oasis LLC.
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for  the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, manuals, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, recipes, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents   and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Knowledge of the Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Todd Swanson or Ben Sillitoe, in   each case, after due inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of the Seller and its Subsidiaries taken as a whole, (b) the validity or effectiveness of the MME Certificates, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.
“Material Contracts” has the meaning set forth in Section 3.10(a).
“Material Suppliers” has the meaning set forth in Section 3.15.
“MME Certificates” means (i) all Medical Marijuana Establishment Certificates issued to the Seller by the Nevada Department, including, without limitation, certificates C039 (3616-1311-9318-7431-5998), P024 (#4029-7970-3153-5047-7547), and D046 (#0291-6424-4768-6478-  3141), and (ii) each other Permit issued to the Seller and the Oasis LLCs by any Governmental Authority with respect to the Seller’s cannabis business, including, without limitation, the growing, processing, extraction, conversion and sale of cannabis in connection with recreational, medical    or temporary adult use of cannabis.
 “Multiemployer Plan” has the meaning set forth in Section 3.20(b).
“Nevada Department” means the Nevada Division of Public and Behavioral Health of the Department of Health and Human Services.
“Nevada Approval” has the meaning set forth in Section 2.04(a)(ii)(B).
“Oasis Development Loans” has the meaning set forth in Section 2.02(b).
“Oasis Developments” means efforts directly related to (i) the expansion of the  canopy/grow expansion to full capacity (including greenhouse addition); (ii) completion of the the construction and build out of extraction/infused product lab; and (iii) the addition of at least two new retail dispensary locations (including licensing and buildout).
“Oasis LLC” and “Oasis LLCs” each has the meaning set forth in the recitals hereto.
“Oasis LLC Members’ Income Tax Distribution Amount” for any calendar year means, with respect to each person who is a Member or to whom an item of income or gain was allocated during such calendar year, the product of (A) such person’s share of taxable income of the Company for such calendar year and (B) 0.45.

“Oasis LLC Transaction Expenses” means all costs and expenses incurred by the Seller and/or any Oasis LLC, and Sellers’ Representative, in connection with the negotiation, execution and delivery of this Agreement and each other Transaction Document, and the discharge and performance by them of their respective duties and obligations hereunder and thereunder, and shall include, without limitation, to the extent applicable (A) all expenses incurred by them, including, without limitations, fees and disbursements of all lawyers, accountants and other professional service providers retained by them; (B) all expenses (including without limitation, fees and disbursements of all lawyers, accountants and all other professional service providers retained by the Seller or its Subsidiaries, and/or the Sellers’ Representative), associated with paying or cancelling all Indebtedness of the Company and its Subsidiaries pursuant to Section 2.03; and (C) the fees and commissions of any broker, investment bank or similar agent retained by the Seller or its Subsidiaries in connection with the transactions contemplated hereby.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.11(b).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date  and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Post-Closing Taxes” means Taxes of any Oasis LLC and its respective Subsidiaries for any Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of any Oasis LLC and its respective Subsidiaries for  any Pre-Closing Tax Period.
“Private Placement” means the conversion price per share of convertible preferred stock  in the next private placement of equity securities of Buyer, effected after the date hereof, that  results in net proceeds to Buyer of at least $6,000,000.00 or such lesser amount as agreed to by Buyer.
“Private Placement Price” means the conversion price per share of convertible preferred stock in the Private Placement.
“Purchase Price” means, collectively, the Initial Purchase Price, the Subsequent Purchase Price, and the Bonus Purchase Price.
“Purchase Price Shares” has the meaning set forth in Section 2.02(c).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(b).
“Recent Balance Sheet” has the meaning set forth in Section 3.07.
“Recent Balance Sheet Date” has the meaning set forth in Section 3.07.
“Recent Financial Statements” has the meaning set forth in Section 3.07.
“Real Property” means the real property owned, leased or subleased by the Seller and its Subsidiaries, together with all buildings, structures and facilities located thereon as of the Closing.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing  or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Remaining Initial Purchase Price” has the meaning set forth in Section 2.02(a).
“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Repurchase Note” means the promissory note, agreed to in form by the Parties, in the principal amount of one millions eight hundred thousand dollars $1,800,000, which shall accrue interest at a rate of six percent (6%) per annum, with  payable at maturity, due eighteen months from the date of issuance, in the form of Exhibit E.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 9.03.
“Seller Intellectual Property” means all Intellectual Property that is owned or held for use by the Seller or its Subsidiaries.
“Seller’s Representative” means Dr. Todd Swanson or any other individual duly  appointed by the Seller as a successor thereto.
“Severance and Termination Payments” has the meaning set forth in Section 3.10(a).
“Straddle Period” has the meaning set forth in Section 7.03.
“Subsequent Closing” has the meaning set forth in Section 2.03(b).
“Subsequent Closing Date” has the meaning set forth in Section 2.03(b).
“Subsequent Purchase Price” has the meaning set forth on Section 2.03(b).

“Subsequent Units” shall mean Units representing a 90% interest in each Oasis LLC.
“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the membership, stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of managers, board of directors or other governing body of such legal entity.
“SWC” has the meaning set forth in the recitals hereto.
“SWG” has the meaning set forth in the recitals hereto.
“SWP” has the meaning set forth in the recitals hereto.
“Tax Benefits” means all federal, state, local, foreign or other income Tax losses, deductions, expenses or similar items incurred or deductible by the Oasis LLCs or their respective Subsidiaries related to: (i) Oasis LLC Transaction Expenses; (ii) Severance and Termination Payments; and (iii) the acceleration of deferred financing fees incurred by the Oasis LLCs and   their respective Subsidiaries related to the repayment of Indebtedness by the Oasis LLCs prior to the Subsequent Closing.
“Taxes” means all federal, state, local, foreign and other income, gross receipts “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, or other taxes, customs, duties or other fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return   or statement or other document relating to Taxes or foreign financial accounts and other assets required to be reported under any provision of applicable Law, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 10.01(e).
“Third Party Claim” has the meaning set forth in Section 9.05(a).
“Transaction Documents” means this Agreement, the Buyer Note, and all schedules and exhibits hereto and thereto.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Units” has the meaning set forth in the recitals.

ARTICLE II.
Purchase and sale
Section 2.01          Purchase and Sale
(a)          Subject to the terms and conditions set forth herein, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Initial Units, free and clear of all Encumbrances, for the Initial Purchase Price.
(b)          Subject to the terms and conditions set forth herein, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Subsequent Units, free and clear of all Encumbrances, for the Subsequent Purchase Price.
Section 2.02          Purchase Price
(a)
The aggregate purchase price for the Initial Units shall be Two Million Fifty Thousand Dollars ($2,050,000), payable in accordance with this Section 2.02(a) and Section 2.02(b).  Two Hundred Fifty Thousand Dollars ($250,000) of the purchase price for the Initial Units shall be paid in the form of a non-refundable deposit payable on the date of the execution and delivery of this Agreement (the “Initial Purchase Price Deposit”).

(b)
The remaining One Million Eight Hundred Thousand Dollars ($1,800,000) (the “Remaining Initial Purchase Price”) of the purchase price for the Initial Units shall be paid within forty-five (45) days of the execution of this Agreement, subject to an extension in accordance with Section 6.14(a). Upon Buyer’s payment of the Initial Purchase Price Deposit and the Remaining Initial Purchase Price, the Parties agree to file all appropriate documents necessary to effectuate the transfer of Ten Percent (10%) of the ownership interests in the Certificates on record with the State of Nevada, and Ten Percent (10%) of the ownership interests in the Oasis LLCs to Buyer, subject to all representations and warranties contained in this Agreement.

(c)
Within ninety (90) days after the payment of the Remaining Initial Purchase Price (the “Option Period”), Buyer shall have the option to purchase the remaining ninety percent  (90%) ownership interest in Oasis for an aggregate additional purchase price of Six Million Two Hundred Thousand Dollars ($6,200,000.00), payable in cash (the “Subsequent Purchase Price”), plus the Purchase Price Shares (as defined below), plus the Final Payment (as defined below), plus all amounts Seller has expended on its cultivation and production projects (the “Oasis Development Loans”), which shall be subject to the prior written approval of Buyer which shall not be unreasonably withheld, plus, if applicable, the Bonus Purchase Price (as defined below).  If Buyer exercises the above option, pays the Subsequent Purchase Price AND Oasis Development Loans to Seller, and tenders the Purchase Price Shares to Seller, then Parties shall file documents with the State of Nevada for the approval of the transfer of one hundred percent (100%) of the ownership interest in Oasis to the Buyer. During the Option Period, and until such time as Buyer submits the ownership transfer document effectuating the transfer of One Hundred Percent (100%) of the ownership in the Oasis LLCs and thereafer, neither Seller nor any of its individual members shall be permitted to transfer any ownership interest in the Oasis LLCs or the Certificates or encumber such Interests in any manner whatsoever without the prior written consent of Buyer in its sole discretion.
“Purchase Price Shares” means that number of shares of Buyer’s Common Stock equal to  Six Million Dollars ($6,000,000) at the lesser of One Dollar ($1.00) per share or eighty percent (80%) of the Discounted Private Placement Price.  Buyer agrees to file for registration of the Purchase Price Shares within Ninety (90) days upon receipt by Seller.  Such filing shall  provide the Purchase Price Shares to be unrestricted and fully registered.
If Buyer does not receive approval of the transfer of the Initial Units within the six (6) months immediately following submission of the transfer documents to the State of Nevada (the “Application Period”), then, at Buyer’s option in its sole discretion, at any time during the   six (6) months immediately following the expiration of the Application Period, Buyer may    put the Initial Units to Seller for an aggregate repurchase price of One Million Eight Hundred Thousand Dollars ($1,800,000) (the “Repurchase Price”), payable as follows: Seller shall deliver to Buyer a promissory note in the principal amount of the Repurchase Price, substantially in the form attached as Exhibit E hereto (the “Repurchase Note”).  The Repurchase Note shall bear interest at a rate of six percent (6%) per annum, payable in equal quarterly payments, over the course of eighteen (18) months.  If, however, the Seller enters  into a contract to sell to another buyer at any time during the six (6) months immediately following the expiration of the Application Period, the Buyer shall have thirty (30) days from the date of notification of the impending sale to put the Initial Units to Seller under the same terms as above.
(d)
One (1) year following the execution of this Agreement, if Buyer has paid to Seller the Subsequent Purchase Price and all other payments due hereunder, Seller shall receive a final payment (the “Final Purchase Payment”) of Four Million Dollars ($4,000,000.00) from Buyer.  In order to secure this payment, the Parties agree that Seller shall have placed with a neutral third-party agent a Confession of Judgment, agreed to in form and executed by the Buyers, guaranteeing that the ownership interest in Oasis, and the ownership on record with the State of Nevada, shall be transferred back to the Seller for failure to make the Final Purchase Payment.  In addition to the Confessions of Judgment, the Final Purchase Payment shall be secured by the Buyer’s Note attached hereto as Exhibit A.  In addition to the Confession of Judgment and the Buyer’s Note, the Parties shall have executed all necessary notices of transfer of interest documents required to transfer the ownership interests in the marijuana certificates back to Sellers which shall also be held by the mutually agreed upon neutral third-party agent.

(1) The Parties agree that a dispute remains outstanding between Seller and 4Front Advisors LLC (4Front), an Arizona limited liability company, arising from a certain consulting agreement that was allegedly entered into between Sellers and 4Front on or about June, 2014. The Parties agree that the principal amount of the Buyer’s Note shall be reduced by the present value of cash payments, if any, that are made to 4Front on the basis of the following assumptions:
(i)	Oasis shall generate $30,000 of revenues per day, received at the end of each day;

(ii)	Oasis shall operate 365 days per year;
(iii)	The time value of money (e.g., discount rate) is 6.00% per annum, consistent with the interest rate of the Repurchase Note;
(iv)	The obligation of Oasis to continue make such cash payments to 4Front shall continue for seven years post-closing; and
(v)	The rate at which cash payments shall be made to 4Front shall be 3.00% of revenues.
On the basis of the foregoing assumptions, the principal amount of the Buyer’s Note shall be reduced to  $2,122,455,51, determined as follows:
Maximum Principal Amount	$4,000,000

Daily Payment	$30,000	(PMT)
Payments Per Year	365	(NPER)
Annual Discount Rate	6.00%	(I)
Duration of Payments (years)	7	(N)

Total Present Value	$(62,584,816.37)	Excel Formula: PV=(i)/(NPER),(NPER)*(N),(PMT),0,0)

Royalty Rate	3.00%

Current Value of Royalty	$(1,877,544.49)

Remaining Principal	$2,122,455.51

Irrespective of the foregoing, the Final Purchase Payment shall be offset by any amounts of settlements, payments, or other compensation paid to 4Front either arising from the dispute between Sellers and 4Front, and the principal amount of the Buyer’s Note shall only be reduced based on actual 2018 calendar year revenues as opposed to the above projected revenues.

Seller agrees that unless by order of a court having jurisdiction over this matter, Seller will not make any payment to 4Front unless instructed to do so by Buyer.  Once Buyer receives confirmation that the dispute has been resolved and that no additional funds are owed to 4Front, Buyer shall pay Seller the remainder of the Final Purchase Price holdback within Thirty (30) days.  Any remaining funds owed to Seller under the Note shall also be secured by a Confession of Judgment and all necessary notices of transfer of interest documents in the same manner set forth in Section 2.02(d) above.
(e)
Provided that Buyer has paid to Seller the Subsequent Purchase Price and all other payments due hereunder, in the event that the dispensary located at 1800 S. Industrial Road, Las Vegas, NV 89102, owned and operated by an Oasis LLC shall maintain average daily revenue of Twenty Thousand Dollars ($20,000) for the calendar year ending December 31, 2018, Buyer shall, on or before May 30, 2019, pay to the Seller a one-time cash bonus in the amount of   One Million Dollars ($1,000,000.00)(the “Bonus Purchase Price”). The revenue shall be verified on the monthly tax forms submitted to the Department of Taxation. The Bonus Purchase Price shall also be secured by a Confession of Judgment and all necessary notices of transfer of interest documents in the same manner set forth in Section 2.02(d) above.

Section 2.03          Indebtedness-Free.  The Purchase Price has been agreed to by the parties on the assumption that the transactions contemplated by this Agreement will occur on an Indebtedness-free basis for all purposes and that Oasis LLCs shall have aggregate net working capital in the amount of not less than Ninety Thousand Dollars ($90,000.00) at the Subsequent Closing (the “Closing Cash Minimum”).  An example of the computation of closing net working capital is set forth on Exhibit B.  Accordingly, all Indebtedness of the Oasis LLCs, which is set forth in Section 2.03 of the Disclosure Schedules, and any and all Oasis LLC Transaction Expenses, shall be paid  or otherwise satisfied in full prior to or at the Subsequent Closing.  To the extent the Oasis LLCs have any Indebtedness or Oasis LLC Transaction Expenses prior to the Subsequent Closing, no later than three (3) Business Days prior to such Closing, the Seller will deliver to the Buyer a spreadsheet (the “Preliminary Closing Debt Schedule”) setting forth the name, address and taxpayer identification number of each holder of Indebtedness of the Oasis LLCs, and a schedule  of Oasis LLC Transaction Expenses, each as of such anticipated Subsequent Closing Date and the amount required to be paid (the “Payoff Amount”) by the Oasis LLCs to each such holder in order to discharge each item of Indebtedness and Oasis LLC Transaction Expense, inclusive of principal, interest, fees and all other amounts owed, immediately prior to the Closing.
Section 2.04          Transactions to be Effected at the Closings.
(a)          At the Initial Closing:
(i)          Buyer shall:
(A)          deliver the Remaining Initial Purchase Price by wire transfer of immediately available funds to Seller’s account in accordance with the wire instructions provided to Buyer by the Seller;

(B)          deliver all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Initial Closing pursuant to Section 8.03 of this Agreement;
(ii)          Seller shall deliver or cause to be delivered to Buyer:
(A)          duly executed instruments of assignment with respect to the Initial Units held by them;
(B)          the approval of the Nevada Department, and each other applicable state, local or municipal authority, to the change in the ownership of each Oasis LLC and the deemed transfer of the MME Certificates and any other Permits relating to each Oasis LLC’s cannabis business, resulting from the transactions contemplated hereby (the “Nevada Approval”);
(C)          all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Initial Closing pursuant to Section 8.02 of this Agreement; and
(b)          At the Subsequent Closing:
(i)          Buyer shall:
(A)          deliver the Subsequent Purchase Price by wire transfer of immediately available funds to Seller’s account in accordance with the wire instructions provided  to Buyer by the Seller;
(B)          deliver all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Subsequent Closing pursuant to Section 8.03   of this Agreement to the extent not delivered previously at the Initial Closing;
(ii)          Seller shall deliver or cause to be delivered to Buyer:
(A)          duly executed instruments of assignment with respect to the Subsequent Units held by them;
(B)          the Nevada Approval for the transfer of the Subsequent Units; and
(C)          all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Subsequent Closing pursuant to Section 8.02 of this Agreement.
Section 2.05          Closing.
(a)          Subject to Section 6.14(a) of this Agreement, and subject to the terms and  conditions of this Agreement, the purchase and sale of the Initial Units contemplated hereby shall take place at a closing (the “Initial Closing”) no later than two (2) Business Days after the last of the conditions applicable to the Initial Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Initial Closing Date), to be held at the offices of Buyer’s counsel or by such other means (e.g. facsimile or .pdf and overnight delivery of the original execution documents) or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Initial Closing takes place being the “Initial Closing Date”).
(b)          Subject to the terms and conditions of this Agreement, the purchase and sale of the Subsequent Units contemplated hereby shall take place at a closing (the “Subsequent Closing”) no later than two (2) Business Days after the last of the conditions applicable to the Subsequent Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Subsequent Closing Date), to be held at the offices of Buyer’s counsel or by such other means (e.g. facsimile or .pdf and overnight delivery of the original execution documents) or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Subsequent Closing takes place being the “Subsequent Closing Date”).
Section 2.06          Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law in connection with the purchase contemplated by Section 2.01.  All such withheld amounts, to the extent remitted to the proper Governmental Authorities, shall be treated as  delivered to Seller hereunder.
ARTICLE III.
Representations and warranties of Seller
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of each Closing, except as otherwise contemplated by this Agreement.
Section 3.01          Authority of Seller. Seller has full authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations  hereunder and thereunder.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action.  Assuming due authorization, execution and delivery by the other parties hereto, this Agreement has been duly executed and delivered by Seller.  This Agreement  constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.
Section 3.02          Securities Act Compliance.  Seller represents and warrants to Buyer that (i) it is an “Accredited Investor” as that term is defined under Regulation D promulgated under the Securities Act, (ii) it understands that the Purchase Price Shares to be issued to it pursuant to this Agreement have not been registered for sale under any federal or state securities Laws, that such shares are being offered and sold to it pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act, and accordingly, Seller must bear the economic risk of an investment in such shares for an indefinite period of time as such shares cannot be sold unless subsequently registered under applicable federal and state securities Laws or unless an exemption from registration is available therefrom, (iii) the Purchase Price Shares to be issued to Seller are being acquired hereunder for its own account (and not for the account of any other Person), for investment purposes only, and not with a view to distribution, assignment or resale to others (other than in accordance with the Securities Act), (iv) it is aware of Buyer’s business, affairs and financial condition and has acquired sufficient information about Buyer and its Subsidiaries to reach an informed and knowledgeable decision to acquire the Purchase Price Shares, (v) it has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchase Price Shares, and (vi) it is capable of bearing the economic risks of such investment.
Section 3.03          Organization, Authority and Qualification.
(a)          Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Nevada and has full organizational power and authority to own, operate or lease its properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to qualify would not result in a Material Adverse Effect.
(b)          Each Oasis LLC is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Nevada and has full organizational power and authority to own, operate or lease its respective properties and assets now owned, operated or  leased by it and to carry on its respective business as it has been and is currently conducted. Each Oasis LLC is duly licensed or qualified to do business and is in good standing in each jurisdiction  in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to qualify would not  result in a Material Adverse Effect.
Section 3.04          Capitalization.
(a)
The authorized and issued Units of SWC, SWG, and SWP consists of 1,000, 1,000, and 1,000  Units, respectively.  All of the Units of the Oasis LLCs have been duly authorized, are validly issued, fully paid and non-assessable.

(b)
All of the Units of each Oasis LLC were issued in compliance with applicable Laws. None of the Units of any Oasis LLC were issued in violation of any agreement, arrangement or commitment to which Seller or any Oasis LLC is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)
Except as set forth in Section 3.04(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any Oasis LLC or obligating Seller or any Oasis LLC to issue or sell any units, membership interest,  or any other interest in, any Oasis LLC or any of their respective Subsidiaries. Except as   set forth in Section 3.04(c) of the Disclosure Schedules, neither the Seller nor any of its

Subsidiaries have outstanding or authorized any share or unit appreciation, phantom share  or unit, profit participation or similar rights.
(d)
Seller is the record and beneficial owner of all of the issued and outstanding Units of each Oasis LLC, free and clear of any Encumbrance, listed on Schedule 3.04(d) opposite its name. Seller has the full unrestricted and unconditioned right, authority and power to sell, assign and transfer the Units owned by it to Buyer.  There are no restrictions on or agreements with respect to the voting rights of Seller that would impair Buyer’s rights  under this Agreement. At the Closing, Buyer will acquire good, valid and marketable title  to the Units in each Oasis LLC, free and clear of any Encumbrance.

Section 3.05          Subsidiaries.  The Subsidiaries of Seller are set forth in Section 3.05 of the Disclosure Schedules.  Each of the Seller’s Subsidiaries is wholly owned by the Seller or its Subsidiaries, in either case free and clear of all Encumbrances.  The Subsidiaries have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation  or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not reasonably be expected to have a Material Adverse Effect.  Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property   or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
Section 3.06          No Conflicts; Consents.  Except as set forth in Section 3.06 of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and each  of  the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of Seller or any of its Subsidiaries; (b) conflict with  or result in a violation or breach of any provision of any Law or Governmental Order applicable    to Seller or any of its Subsidiaries; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Seller or any of its Subsidiaries; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of the Seller or any of its Subsidiaries. Except as set forth in Section 3.06 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document and the consummation of the transactions contemplated hereby and thereby.
Section 3.07          Financial Statements. Complete copies of the Seller’s and each Oasis LLC’s compiled financial statements consisting of the consolidated balance sheet of the Seller and its

Subsidiaries as at December 31 in each of the years 2016 and 2015 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Compiled Financial Statements”), and financial statements consisting of the consolidated balance sheet of the Seller and its Subsidiaries as at October 31, 2017 and the related statements    of income and retained earnings, members’ equity and cash flow for the [six]-month period then ended (the “Recent Financial Statements” and together with the Compiled Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Recent Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Compiled Financial Statements). The Financial Statements are based on the books and records of the Seller and its Subsidiaries, and fairly present the financial condition of the Seller and its Subsidiaries as of the respective dates  they were prepared and the results of the operations of the Seller and its Subsidiaries for the periods indicated. The consolidated balance sheet of the Seller and its Subsidiaries as of December 31,  2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Seller and its Subsidiaries as of October 31, 2017 is referred to herein as the “Recent Balance Sheet” and the date thereof as the “Recent Balance Sheet Date”. The Seller and its Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP.
Section 3.08          Undisclosed Liabilities.  Neither the Seller nor any of its Subsidiaries has any Liabilities, except (a) those which are adequately reflected or reserved against in the Recent Balance Sheet as of the Recent Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Recent Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 3.09          Absence of Certain Changes, Events and Conditions.  Since the Recent Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there  has not been, with respect to the Seller or any of its Subsidiaries, any:
(a)	event, occurrence or development that has had or is reasonably likely to have a Material Adverse Effect;
(b)	notice of violation, non-compliance or non-renewal of any of the MME Certificates;
(c)	material amendment of its certificate of formation or limited liability company agreement;
(d)
issuance, sale or other disposition of any of its equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests;

(e)
declaration or payment of any dividends or distributions on or in respect of any of its units or equity interests, or redemption, purchase or acquisition of its units or equity interests other than Tax distributions in the ordinary course of business;

(f)	material change in any of its methods of accounting or accounting practice, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
(g)	incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $2,500 except unsecured current obligations and liabilities incurred in the ordinary course of business;
(h)	sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business;
(i)	increase in the compensation of its employees, other than as provided for in any Material Contract or in the ordinary course of business;
(j)
adoption, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of the Seller or any of its Subsidiaries by more than 1% percent of its existing annual obligations to such plans;

(k)	entry into any agreement with an Affiliate of Seller or any Subsidiary;
(l)
acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $2,500;

(m)
adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law   or consent to the filing of any bankruptcy petition against it under any similar Law; or

(n)	any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.10          Material Contracts.
(a)
Section 3.10 (a) of the Disclosure Schedules lists each of the following Contracts    of the Seller and each of its Subsidiaries (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.10(a) of the Disclosure Schedules, being   “Material Contracts”):

(i)
each agreement of the Seller or any of its Subsidiaries involving aggregate consideration in excess of $2,500 or requiring performance by any party more than one year from the date hereof, which, in the latter case, cannot be cancelled by the Seller or its Subsidiaries without penalty or without more than thirty (30) days’ notice;

(ii)
each agreement that relates to employment, compensation, severance or consulting between the Seller or any of its Subsidiaries on the one hand and  a current or former (to the extent that any obligations remain outstanding)

officer, director, manager, employee, Affiliate or independent contractor of the Seller or any of its Subsidiaries on the other hand;
(i)	all agreements that relate to the sale of any of the Seller’s or any of its Subsidiaries’ assets, other than in the ordinary course of business, for consideration in excess of $2,500;

(ii)
all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $2,500;

(iii)	all agreements relating to Indebtedness of the Seller or its Subsidiaries;

(iv)	all agreements between or among the Seller or any of its Subsidiaries on the one hand and any Affiliate thereof (other than the Seller or its Subsidiaries) on the other hand;

(v)
any agreement (A) granting to the Seller or any of its Subsidiaries any right to use, exploit or practice any third party Intellectual Property  necessary for or otherwise material to the Business (other than any license  for “shrink-wrap,” “click-through” or other “off-the-shelf” software or for other software that is commercially available to the public generally with annual license, maintenance, support and other fees of less than $5,000), or (B) constituting a grant by the Seller or any of its Subsidiaries to any   third party of any right to use, exploit or practice any Intellectual Property;

(vi)	all agreements that relate to the ownership of equity securities of any business or enterprise, including equity securities in joint ventures and minority equity investments;

(vii)	all franchise, development, royalty, management or other similar agreements;

(viii)	all agreements, contracts or understandings containing covenants that in any way purport to restrict the business activity of the Seller or its Subsidiaries; and

(ix)	all collective bargaining agreements or agreements with any labor organization, union or association to which the Seller or any of its Subsidiaries is a party.

(b)
Each Material Contract is valid and binding on the Seller and its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect (except as  such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles). None of the Seller or its Subsidiaries or, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has  occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would   cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.
Section 3.11          Title to Assets; Real Property.
(a)	Neither the Seller nor any of its Subsidiaries owns any Real Property.

(b)
The Seller and each of its Subsidiaries has good title to, or a valid leasehold interest in, all Real Property and personal property and other assets, tangible and intangible, which are necessary for or used in the conduct of its respective business, reflected in the Compiled Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)	liens for Taxes not yet due and payable;

(ii)
mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Seller or its Subsidiaries;

(iii)
easements, rights of way, zoning ordinances and other similar   encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Seller or its Subsidiaries; or

(iv)
liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Seller or its Subsidiaries.

(c)
Section 3.10(c) of the Disclosure Schedules lists all leases to which the Seller or any of its Subsidiaries is a party to, including all amendments, extensions, modifications or  alterations to such leases, for each parcel of leased Real Property (collectively, “Leases”), including the address of such parcel of leased Real Property.  The leased Real Property set forth on Section 3.10(c) of the Disclosure Schedules comprise all of the real property used in the conduct of the business of the Seller and its Subsidiaries, and none of the Seller  and/or its Subsidiaries own, operate, occupy, lease or sublease any real property other than such leased Real Property.  The Seller has delivered to Buyer a true and complete copy of each Lease.  The use and operation of the Real Property in the conduct of the businesses of the Seller and its Subsidiaries do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.  Each Lease is valid and in full force and effect, is unmodified and represents the entire agreement between the applicable lessee and lessor; no party under any Lease is in default of its obligations under such Lease; the possession by the Seller or applicable Subsidiary, and quiet enjoyment of the leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; and the other party to such Lease is not an Affiliate of the Seller. Except as set forth on Section 3.10(c) of the Disclosure Schedules, the consummation of   the transactions contemplated by this Agreement will not constitute an event of default under, or require the consent of the other party to, any of the Leases and the continuation, validity and effectiveness of such Leases will not be adversely affected by the transactions contemplated by this Agreement.

condition, restriction, easement, license, permit or agreement.  Each Lease is valid and in full force and effect, is unmodified and represents the entire agreement between the applicable lessee and lessor; no party under any Lease is in default of its obligations under such Lease; the possession by the Seller or applicable Subsidiary, and quiet enjoyment of the leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; and the other party to such Lease is not an Affiliate of the Seller. Except as set forth on Section 3.10(c) of the Disclosure Schedules, the consummation of   the transactions contemplated by this Agreement will not constitute an event of default under, or require the consent of the other party to, any of the Leases and the continuation, validity and effectiveness of such Leases will not be adversely affected by the transactions contemplated by this Agreement.
(a)	Neither the Seller nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any Real Property or any portion thereof.

(b)
Neither the Seller nor any of its Subsidiaries has received written notice of (1) any pending or contemplated condemnation, expropriation or other proceeding in eminent domain affecting any Real Property or any portion thereof or interest therein, and, to the Seller’s Knowledge none is threatened, (2) any planned or proposed increase in the assessed valuation of any Real Property, (3) any order or governmental finding requiring repair, alteration or correction of any existing condition affecting any Real Property or (4) any condition or defect which could give rise to an order of the sort referred to in clause (3) above.

(c)
All water, oil, gas, electrical, steam, compressed air, telecommunications, heating, ventilation and air conditioning, sewer, storm and waste water systems and other utility services for the Real Property are operational and sufficient for the operation of the  business of the Seller and its Subsidiaries.

Section 3.12          Condition and Sufficiency of Assets.  Except as set forth in Section 3.12 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Seller or its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of any repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.13          Intellectual Property.

(a)          Section 3.12(a) of the Disclosure Schedules sets forth a complete and accurate list  of all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, trade names and internet domain name registrations owned by the Seller and its Subsidiaries. Except as set forth in Section 3.12(a) of the Disclosure Schedules, each of the Seller and its Subsidiaries owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted. The Seller’s and   its Subsidiaries’ ownership or right to use any of the Seller Intellectual Property necessary or useful for the operation of their business will not cease by reason of the execution, delivery, or performance of this Agreement.
(b)          Except as set forth in Section 3.12(b) of the Disclosure Schedules: (i) the Seller’s Intellectual Property as currently licensed or used by the Seller and its Subsidiaries, and the Seller’s and its Subsidiaries’ conduct of their respective businesses as currently conducted do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any of the Seller’s Intellectual Property.
(c)          Except as set forth in Section 3.12(c) of the Disclosure Schedules, no Action is pending or, to the Seller’s Knowledge, threatened alleging that Seller or one of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person, and, to the Seller’s Knowledge, the conduct of the business of the Seller and its  Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person.
(d)          The Seller and its Subsidiaries have taken commercially reasonable actions consistent with industry practices to maintain and protect all of their Intellectual Property,  including the secrecy, confidentiality and value of trade secrets and other confidential information.
(e)          The information technology systems used in the conduct of the business of the  Seller and its Subsidiaries, function as required to operate such business.  The Seller and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities. In the last two (2) years, there have been no material outages, failures, interruptions or other adverse events (including any unauthorized intrusions or other data security breaches) affecting the business of the Seller and its Subsidiaries.
(f)          The Seller and its Subsidiaries are, and for the last three (3) years have been, in compliance in all material respects with any privacy policies or related policies, programs or other notices of the Seller and its Subsidiaries that concern their collection or use of personal  information.
Section 3.14          Inventory.  All inventory of the Seller and its Subsidiaries, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course    of business consistent with past practice, except for obsolete, damaged or defective items that have been written off or written down to fair market value or for which adequate reserves have been established.
Section 3.15          Suppliers.  Section 3.15 of the Disclosure Schedules sets forth (i) each supplier to whom the Seller or any of its Subsidiaries has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 in any of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither the Seller nor any of its Subsidiaries has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Seller or any of its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Seller or any of its Subsidiaries.

Section 3.16          Insurance.  Section 3.16 of the Disclosure Schedules identifies all of the Seller’s and its Subsidiaries’ insurance policies.  Each of the Seller and its Subsidiaries maintains insurance covering its assets, business, equipment, properties, operations and employees (the “Insurance Policies”) in such amount and scope as is commercially reasonable for its businesses. All of such policies are in full force and effect and all premiums payable have been paid in full. The Seller and its Subsidiaries are in compliance in all material respects with the terms and conditions of such policies.  Neither the Seller nor any of its Subsidiaries has received written notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the ordinary course of business.  Except as set forth on Section 3.16 of the Disclosure Schedules, none of such policies are subject to cancellation by virtue of this Agreement or the consummation of the other transactions contemplated herein.  There is no claim by the Seller or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned or denied.

Section 3.17          Legal Proceedings; Governmental Orders.

(a)          Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Seller’s Knowledge, threatened (a) against or by the Seller or any of its Subsidiaries affecting any of its properties or assets (or by or against any Affiliate thereof or any directors, officers or key employees of the Seller or its Subsidiaries relating to the Seller or any of its Subsidiaries); or (b) against or by the Seller or any Affiliate of Seller, that challenges or seeks   to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller, its Subsidiaries or any of their respective properties or assets.

Section 3.18          Compliance With Laws; Permits.

(a)          Except as set forth on Section 3.18 of the Disclosure Schedules, the Seller and each of its Subsidiaries has complied in all material respects with all Laws applicable to it and its business, assets, properties and operations and no claim of the violation of any such applicable   Law has been asserted prior to the date hereof.  Neither the Seller nor the Subsidiaries have received any notice to the effect that, or has been otherwise advised that, the Seller is not in compliance with any applicable Laws.  Neither the Seller nor any of its Subsidiaries have any reason to anticipate that any existing circumstances are likely to result in any material violation of any applicable Law.

(b)          The Seller and its Subsidiaries possess all Permits to own, lease and operate their assets and to conduct the business of the Seller and its Subsidiaries as currently conducted or as proposed to be conducted.  Section 3.18(b) of the Disclosure Schedules sets forth a list of all Permits (including the MME Certificates) that are held by the Seller and its Subsidiaries.  Each  such Permit is valid and in full force and effect, and there are no Actions pending or, to the Knowledge of the Seller , threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  Neither the Seller nor any of its Subsidiaries is in in breach or default, and,  to the Knowledge of the Seller, no condition exists that with or without notice or lapse of time or both would constitute a breach or default under or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of such Permits.
Section 3.19          Environmental Matters.
(a)          The Seller and each of its Subsidiaries are in compliance with all Environmental Laws and have not, and neither the Seller nor any of its Subsidiaries has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is  the source of ongoing obligations or requirements.
(b)          There has been no Release of Hazardous Materials in contravention, in any material respect, of Environmental Law with respect to the business or assets of the Seller or any of its Subsidiaries, and neither the Seller or  any of its Subsidiaries has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Seller or any of its Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or  any of its Subsidiaries.
(c)          Neither the Seller nor any of its Subsidiaries has retained or assumed, by contract   or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(d)          Neither the Seller nor any of its Subsidiaries is aware of or reasonably anticipates,  as of the any Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after such Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use   of the business or assets of the Seller or its Subsidiaries as currently carried out.
Section 3.20          Employee Benefit Matters. [SUBJECT TO BENEFITS REVIEW/DILIGENCE]
(a)          Section 3.20(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, option, share or unit appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more employees, former employees of the Seller and its Subsidiaries, current or former directors or managers of the Seller and its Subsidiaries or the beneficiaries or dependents of any such Persons, and which is maintained, sponsored, contributed to, or required to be contributed to, by the Seller or its Subsidiaries, or under which the Seller or its Subsidiaries has   any material liability for premiums or benefits (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)          Except as set forth in Section 3.20(b) of the Disclosure Schedules, each Benefit   Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, with respect to such Qualified Benefit Plan’s qualified status, and, to the Seller’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Except as would not result in a material liability to the Seller or any of its Subsidiaries, none of the Seller, any of its Subsidiaries or, to the Seller’s Knowledge, any other Person has engaged in a nonexempt prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Benefit Plan.  Except as would not result in a material liability to the Seller or any of its Subsidiaries, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(c)          No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multiemployer plan” (as defined in Section 3(37)   of ERISA). Except as would not have a Material Adverse Effect, neither Seller, nor any of its Subsidiaries: (i) has incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title IV of ERISA; (ii) has failed to timely pay premiums to the Pension Benefit Guaranty Corporation, or (iii) has engaged in any transaction which would give rise to a liability of the Seller, its Subsidiaries or Buyer under Section 4069 or Section 4212(c) of ERISA;  or
(d)           No Benefit Plan provides post-termination health, accident or life insurance  benefits to any individual, except (i) as required by applicable Law, including Section 601 et. seq. of ERISA, Section 4980B of the Code and similar state Law, (ii) benefits through the end of the month of termination of retirement or other employment or service, (iii) death benefits attributable to deaths occurring at or prior to retirement or other termination of employment or service, (iv) disability benefits attributable to disabilities occurring at or prior to retirement or other termination of employment or service, and (v) conversion rights, and neither the Seller nor any of its Subsidiaries has any Liability to provide post-termination or retiree health, accident or life insurance benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health, accident or life insurance benefits, except (vi) as required by applicable Law, including Section 601 et. seq. of ERISA, Section 4980B of the Code and similar state Law, (vii) benefits through the end of the month of retirement or other termination of employment or service, (viii) death benefits  attributable to deaths occurring at or prior to retirement or other termination of employment or service, (ix) disability benefits attributable to disabilities occurring at or prior to retirement or other termination of employment or service, and (x) conversion rights.
(e)          Except as set forth in Section 3.20(e) of the Disclosure Schedules, there is no pending or, to the Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings), and no Benefit Plan is the subject of an examination or audit by a Governmental Authority or, within the last three years prior to the date hereof, has been the subject of an application or filing under or

a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored   by any Governmental Authority.
(f)          Except as set forth in Section 3.20(f) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events where such other event(s) would not alone have an effect described in this sentence): (i) entitle any current or former director, manager, officer, employee, independent contractor or consultant of the Seller or its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding    or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Seller or its Subsidiaries to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the  Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
(g)          Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A   of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither the Seller nor any of its Subsidiaries have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or  penalties incurred pursuant to Section 409A of the Code.
Section 3.21          Employment Matters.
(a)          Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Seller and its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Seller and its Subsidiaries for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments    of the Seller and its Subsidiaries with respect to any compensation, commissions or bonuses.
(b)          Neither the Seller nor any of its Subsidiaries is a party to, or bound by, any  collective bargaining or other agreement with a labor organization representing any of its employees. Since January 1, 2015, there has not been, nor, to the Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Seller and its Subsidiaries.
(c)          The Seller and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. All individuals characterized and treated by the Seller and its Subsidiaries as independent contractors

or consultants are properly treated as independent contractors under all applicable Laws. Except    as set forth in Section 3.21(c), as of the date of this Agreement and for six (6) years prior to such date, the Seller and its Subsidiaries have been in compliance with all wage and hour laws and regulations impacting their employees, including but not limited to the Fair Labor Standards Act.  There are no Actions against the Seller or any of its Subsidiaries pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Seller or its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.  All employees of the Seller and its Subsidiaries that are exempt from overtime are properly classified  as such.
(d)          Except as set forth on Section 3.21(a) of the Disclosure Schedules (i) no employee  of the Seller or its Subsidiaries has any contractual right to continued employment or any right to compensation or payments following termination of employment, other than as required by Law, and (ii) to the Knowledge of the Seller, no employee of the Seller or its Subsidiaries whose annual compensation exceeds $50,000 has any present intention to terminate his or her employment.
Section 3.22          Taxes.  Except as set forth in Section 3.22 of the Disclosure Schedules:
(a)          The Seller and its Subsidiaries have filed (taking into account any valid extensions) all Tax Returns required to be filed by the Seller and its Subsidiaries. Such Tax Returns are true, complete and correct in all material respects. Neither the Seller nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Seller and its Subsidiaries have been paid or accrued.
(b)          The Seller and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Tax Law.
(c)          No written claim has been made by, nor any written information request or audit notice received from, any Governmental Authority in any jurisdiction where the Seller or its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)          No extensions or waivers of statutes of limitations have been given or requested  with respect to any Taxes of the Seller or its Subsidiaries.
(e)          Neither the Seller nor any of its Subsidiaries is a party to any Action by any Governmental Authority with respect to Taxes. There are no pending or, to the Seller’s knowledge, threatened Actions by any Governmental Authority with respect to Taxes.
(f)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Seller or its Subsidiaries.

(g)          Neither the Seller nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(h)          The Seller has delivered or made available to Buyer complete and accurate copies of all of its Tax Returns for income Taxes and all other material Tax Returns for all taxable years  since December 31, 2012.

(i)          Neither the Seller nor any of its Subsidiaries is a member of any consolidated, combined, affiliated, aggregate or unitary group of persons for purposes of determining Tax liability or filing any Tax Returns.

(j)          Neither the Seller nor any of its Subsidiaries has ever filed an entity classification election Form 8832 under section 7701 of the Code.  [The Seller is, and has always been since formation, taxed as a partnership within the meaning of Treasury Regulations section 301.7701-2(c).  All of the Seller’s direct and indirect wholly-owned subsidiaries are, and have always been since formation, treated as disregarded entities within the meaning of Treasury Regulations section 301.7701-2(c).]

(k)          [The Seller has made a valid election under Code section 754, and such election is currently in effect and has not been revoked.]

Section 3.23          Books and Records.  The books of account, minute books, stock record books and other similar records of the Seller and each of its Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects. At the Closing, all of those books and records will be in the possession of the Seller and each of its Subsidiaries, as applicable.

Section 3.24          Bank Accounts.  Section 3.24 of the Disclosure Schedules sets forth an accurate and complete list of the names and addresses of all banks and financial institutions in which the      Seller or any of its Subsidiaries has an account, deposit, safe-deposit box, line of credit or other  loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

Section 3.25          Accounts Receivable.  The accounts receivable reflected on the Recent Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Seller and its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Seller and its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course    of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Recent Balance Sheet or, with respect to accounts receivable arising after the Recent Balance Sheet Date, on the accounting records of the Seller, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Recent Balance Sheet or, with respect to accounts receivable arising after the Recent Balance Sheet Date, on the accounting records of the Seller   have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.26          Full Disclosure.  None of the Transaction Documents contains or will contain any untrue statement of a material fact; and none of the Transaction Documents omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.  All of the information set forth in the Disclosure Schedules, and all other information regarding the Seller and its Subsidiaries and their business, condition, assets, liabilities, operations, financial  performance and prospects that has been furnished to the Buyer by or on behalf of the Seller, is accurate and complete in all respects.  There is no fact known to the Seller that has specific application to the Seller or any of its Subsidiaries (other than general economic or industry conditions) and that materially adversely affects the  assets, business, prospects, financial condition, or results of operations of the Seller and its Subsidiaries (on a consolidated basis) that has not been set forth in this Agreement or the  Disclosure Schedules.

Section 3.27          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Subsidiaries.

ARTICLE IV.
[Reserved]
ARTICLE V.
Representations and warranties of buyer
Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and as of each Closing, except as otherwise contemplated by this Agreement.
Section 5.01          Organization and Authority of Buyer.  Buyer is a corporation duly organized and validly existing under the Laws of Nevada. Buyer has full corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and of the other Transaction Documents to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on   the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).
Section 5.02          No Conflicts; Consents.  The execution, delivery and performance by the Buyer    of this Agreement and each  of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a)  conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, bylaws or other organizational documents of Buyer; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Buyer in any material respect; or (c) require the consent, notice or other action by any Person  under, conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default  under, result in the acceleration of or create in any party the right to accelerate, terminate, modify  or cancel any material Contract to which the Buyer is a party or by which the Buyer is bound or to which any material portion of its properties and assets are subject or any material Permit affecting the properties, assets or business of the Buyer.
Section 5.03          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 5.04          Accredited Investor.  Buyer represents and warrants to Buyer that (i) it is an “Accredited Investor” as that term is defined under Regulation D promulgated under the Securities Act, (ii) it understands that the Units to be purchased by it pursuant to this Agreement have not been registered for sale under any federal or state securities Laws, that such shares are being  offered and sold to it pursuant to an exemption from registration provided under Section 4(a)(2)    of the Securities Act, and accordingly, Buyer must bear the economic risk of an investment in such shares for an indefinite period of time as such shares cannot be sold unless subsequently registered under applicable federal and state securities Laws or unless an exemption from registration is available therefrom, (iii) the Units to be purchased by Buyer are being acquired hereunder for its own account (and not for the account of any other Person), for investment purposes only, and not with a view to distribution, assignment or resale to others (other than in accordance with the Securities Act), (iv) it is aware of Seller’s and each oasis LLC’s business, affairs and financial condition and has acquired sufficient information about Seller and its Subsidiaries to reach an informed and knowledgeable decision to acquire the Units, (v) it has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks  of its investment in the Units, and (vi) it is capable of bearing the economic risks of such investment.
ARTICLE VI.
Covenants
Section 6.01          Conduct of Business Prior to the Subsequent Closing.  From the date hereof until the Subsequent Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall and shall cause its Subsidiaries to, (x) conduct their business in the ordinary course of  business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Seller and its Subsidiaries and to preserve the rights, franchises, Permits (including the MME Certificates), goodwill and relationships of their respective employees, customers, landlords, lenders, suppliers, regulators and others having business relationships with the Seller and its Subsidiaries.  Without limiting the foregoing, from the date hereof until the Subsequent Closing Date, the Seller:

(a)          shall not and shall not permit any of its Subsidiaries to cancel or forfeit any MME Certificate or other Permit or take any action or fail to take any action with the purpose or having the effect of causing any MME Certificate or other Permit not to be in full force and effect;

(b)          shall cause its Subsidiaries to pay their respective debts, Taxes and other obligations when due;

(c)          shall and shall cause its Subsidiaries to maintain the properties and assets,   including, without limitation, all Real Property and equipment, owned, operated, leased or used by the Seller and its Subsidiaries in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, and maintain the inventory of the Seller and its Subsidiaries    in a manner so as to avoid spillage, breakage or other waste outside the ordinary course of business;

(d)          shall and shall cause its Subsidiaries to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)          shall and shall cause its Subsidiaries to defend and protect their properties and   assets (including, without limitation, their Intellectual Property) from infringement or usurpation;

(f)          shall and shall cause its Subsidiaries to perform all of their respective obligations under all Contracts relating to or affecting their properties, assets or business;

(g)          shall and shall cause its Subsidiaries to maintain their respective books and records in accordance with past practice;

(h)          shall and cause its Subsidiaries to comply in all material respects with all applicable Laws;

(i)          shall not and shall not permit any of its Subsidiaries to create, incur permit, allow   or take any action to create any Encumbrance on any of their respective assets other than Permitted Encumbrances;

(j)          shall not and shall not permit any of its Subsidiaries to enter into any Contract (including any Lease) that would be required to be set forth in Section 3.10(a) or 3.10(c) of the Disclosure Schedules;

(k)          shall not and shall not permit any of its Subsidiaries to waive, release, assign, cancel compromise, settle, or offer or propose to settle, any Action other than any workers’ compensation or public liability claims, unless (1) the amount involved in such waiver, release, assignment, compromise, settlement or offer to settle does not exceed $2,500 individually or $10,000 in the aggregate, and (2) such waiver, release, assignment, compromise, settlement or offer to settle does not impose any injunctive or other non-monetary relief or criminal fines on the Seller or any of its Subsidiaries, does not provide for any admission of liability by the Seller or any of its Subsidiaries, does not impose any sanction or restriction upon the conduct or operation of the business the Seller or any of its Subsidiaries, and the Seller and its Subsidiaries are fully and completely released;

(l)          shall not and shall not permit any of its Subsidiaries to enter into an agreement with an Affiliate; and

(m)          shall and shall cause its Subsidiaries not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.09 to occur.

Section 6.02          Access to Information.  From the date hereof until the Subsequent Closing, the Seller shall and shall cause its Subsidiaries to, (a) afford Buyer and its Representatives full and   free access to, and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Seller and its Subsidiaries; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Seller and its Subsidiaries as Buyer or any of its Representatives may reasonably request (including, without limitation, for the purposes of auditing the Seller’s financial statements to the extent required for reporting purposes by Buyer under the Securities Exchange Act of 1934, as amended); and (c) instruct the Seller and its Subsidiaries to cooperate with Buyer in its investigation of the Seller and its Subsidiaries. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03          Resignations.  Seller shall cause each Oasis LLC to deliver to Buyer, at the Subsequent Closing, written resignations, effective as of the Subsequent Closing Date, of the officers, directors and managers of the respective Oasis LLCs.

Section 6.04          Non-Compete.

(a)          In consideration of the mutual promises contained in this Agreement, including, without limitation, those involving the consideration paid by the Buyer to the Seller, Seller covenants and agrees that for a period ending five years following the Subsequent Closing Date, that Seller shall not, directly or indirectly (i) be, or become interested in, associated with or represent, or otherwise render assistance or services to, or manage, operate, control or engage in   (as an officer, director, stockholder, partner, member, consultant, owner, employee, agent, creditor or otherwise), any business or Person that is then, or which then proposes to become, engaged in the cultivation, sale or distribution of cannabis or cannabis products in Nevada (a “Competing Business”); provided, however, that the foregoing shall not restrict Seller from owning, solely as  a passive investment, any publicly traded securities if such ownership (x) is not as a member of a group that controls such business or Person, and (y) does not constitute more than 1% of any class of securities of such business or Person; (ii) induce any current or future employee of any Oasis LLC or any of their Subsidiaries to terminate his or her employment with such Oasis LLC or any  of its Subsidiaries; or (iii) take any action for the intended purpose of interfering with any other business relationships that the Seller or any of its Subsidiaries has with any other Person.

(b)          Seller acknowledges that the restrictive periods contained in Section 6.04(a) are reasonable under the circumstances.  Moreover, it is the desire and intent of the parties that the provisions of Section 6.04(a) be enforceable to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, the parties agree that if a Governmental Authority determines subsequently that the terms of Section 6.04(a) are unenforceable, such Governmental Authority shall reform the terms by specifying the greatest time period and/or geographic area that would not render the terms unenforceable. Seller specifically agrees that, in the event of a breach or threatened breach of Section 6.04(a), Buyer and/or its Subsidiaries would suffer irreparable injury and damages at law would be an insufficient remedy, and Buyer and/or its Subsidiaries shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.
Section 6.05          Nevada Approval and Amendments.  To the extent permissible under applicable Law, the Seller shall and shall cause its Subsidiaries, immediately following the execution of this Agreement, to file applications with the Nevada Department and all other relevant state and local authorities, and shall use commercially reasonable efforts, with the cooperation of Buyer, to secure from the Nevada Department and all other applicable licensing authorities on or prior to the Initial Closing Date and the Subsequent Closing Date, the Nevada Approval and any other consent required for (i) the change of control of the Seller with respect to all MME Certificates, and (ii)    the issuance of any necessary temporary, provisional or permanent MME Certificates required for the continued operation of the business of the Seller and its Subsidiaries following the Closing.
Section 6.06          Confidentiality.  From and after the date hereof, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Seller and the Oasis LLCs, except to the extent that Seller can show that such information  (a) became generally available to the public without breach of this Agreement and through no act or omission of Seller, or its Affiliates or Representatives; (b) Seller received it from a third party that did not violate any agreement, duty or applicable law in disclosing the information to Seller; or (c) is legally required to be disclosed. If Seller or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided, however, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.07          Governmental Approvals and Consents.
(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law or Material Contract applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities and third parties that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement; including, without limitation, such filings and submissions to the Nevada Department to obtain the Nevada Approval as set forth in Section 6.05. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)          The Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all required consents from, all third parties that are described in Section 3.06 of the Disclosure Schedules.

Section 6.08          Closing Conditions.  From the date hereof until the Subsequent Closing, each party hereto shall use their best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.09          Tax Distributions.  All distributions from each oasis LLC may be made at such times and in such amounts as the manager or members thereof may agree; all distributions shall    be made pro rata to the members in proportion to their respective ownership of Units in each Oasis LLC.  Notwithstanding anything to the contrary in this Agreement, in order to enable members of each Oasis LLC to pay income taxes on income allocated to them, the Seller shall cause each Oasis to, no later than the end of the 3rd, 6th, 9th and 12th months of each calendar year, to distribute, to   the extent funds are legally available therefor, to each member of each Oasis LLC in proportion to their respective ownership of Units in each Oasis LLC, cash in an amount equal to the excess, if any, of (i) the Member’s good faith and reasonable estimate of such Person’s Oasis LLC Members’ Income Tax Distribution Amount for such calendar year, over (ii) the aggregate amount of distributions to such member during such calendar year (other than a distribution made with respect to a prior year).

Section 6.10          Public Announcements.  All public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicated with any news media shall be made with the prior written consent of each party, which consent shall not be unreasonably withheld, conditioned or delayed, and the parties shall cooperate as to the timing and contents of any such announcement in compliance with applicable Laws.

Section 6.11          Further Assurances.  Following each Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.12          Restrictions on Resale.  Seller hereby agrees that it will not, prior to the first anniversary of the date of Subsequent Closing, without the prior written consent of Buyer, offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any Purchase Price Shares or securities issued in respect thereof (whether through stock split, stock dividend, conversion or otherwise) or any security, including the Buyer Note, or other instrument which by its terms is convertible into, or exercisable or exchangeable for, the Buyer’s Common Stock or securities issued in respect thereof (whether through stock split, stock dividend, or otherwise).

Section 6.13          Board Nomination.  Until such time as the Buyer Note is repaid in full, Ben Sillitoe shall be entitled to be nominated to serve as a director of the Buyer.

Section 6.14          Timing of Closings.

(a)          The Initial Closing Date shall be consummated on the date set forth in Section 2.05(a), provided, however, that in the event that (i) Seller cannot deliver all of the items described in Section 2.04(a)(ii) of this Agreement, the Initial Closing Date shall be extended to be the date two (2) business days following the date upon which Seller gives notice to Buyer of its ability to deliver all of such items, and (ii) Seller satisfies all of the conditions to closing and has the ability  to deliver all of the items described in Section 2.04(a)(ii) of this Agreement, Buyer may delay the Initial Closing Date by 30 days by delivering to the Seller as an extension fee (which shall not be offset against the Purchase Price) the amount of $200,000 in immediately available funds in accordance with wire transfer instructions provided by Seller at the request of Buyer on or prior to what would have been the Initial Closing Date in the absence of such extension.
(b)          The Subsequent Closing shall be consummated no later than April 19, 2018 subject to a thirty (30) day extension pursuant to Section 6.14(a).
Section 6.15          Corporate Governance.
(a)            (i)          Commencing at the Initial Closing, the Board of Directors of the Buyer shall consist of Jeffrey Binder (Chairman) and Frank Koretsky.
(ii)          Commencing at the Subsequent Closing, the Board of Directors of the   Buyer shall consist of Jeffrey Binder (Chairman), Frank Koretsky, and Andrew J. Glashow and  Ben Sillitoe.
ARTICLE VII.
Tax matters
Section 7.01          Tax Covenants.
(a)          Without the prior written consent of Buyer, Seller (and, prior to the Subsequent Closing, the Seller, its Subsidiaries, and their respective Affiliates and Representatives) shall not,  to the extent it may affect, or relate to, the Seller or any of its Subsidiaries, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Seller in respect of any Post-Closing  Tax Period. Seller agrees that Buyer is to have no liability for any Tax arising during the Pre-Closing Tax Period or resulting from any action of Seller, its Subsidiaries, and their respective Affiliates and Representatives, and agree to indemnify and hold harmless Buyer (and, after the Subsequent Closing Date, its Subsidiaries, including the Oasis LLCs) against any such Tax or reduction of any Tax asset.
(b)          All transfer, documentary, sales, use, stamp, registration, value added and other  such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due. Seller’s Representative shall, on behalf of the Seller and at the Seller’s own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
(c)          Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Oasis LLCs after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller’s Representative (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 45 days prior to the due date (including extensions)   of such Tax Return. If Seller’s Representative objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller’s Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer  and Seller’s Representative are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by an independent, nationally recognized accounting firm selected by Buyer and reasonably acceptable to Seller’s Representative (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee’s resolution. The costs,  fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of any Oasis LLC that does not relate to a Pre-Closing  Tax Period shall be exclusively within the control of Buyer.
Section 7.02          Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Seller or any of its Subsidiaries shall be terminated as of the Subsequent Closing Date. After such date neither the Seller, its  Subsidiaries, nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.
Section 7.03          Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after any Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property,    or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with such Closing Date; and
(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.04          Cooperation and Exchange of Information. At the Subsequent Closing, Seller shall provide Buyer with all Tax Returns, schedules and work papers, records and other documents of the Seller and its Subsidiaries in their possession relating to Tax matters of the Seller and its Subsidiaries for any taxable period beginning before the Subsequent Closing Date.  Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Seller and its Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The parties shall retain all Tax Returns,  schedules and work papers, records and other documents in their possession relating to Tax matters of the Seller and its Subsidiaries for any taxable period beginning before the Subsequent Closing Date until at least six (6) years following the Closing Date. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Seller and its Subsidiaries for any taxable period  beginning before the Subsequent Closing Date, Seller’s Representative or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.
ARTICLE VIII.
Conditions to closing
Section 8.01          Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment,    at or prior to each Closing, to the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 8.02          Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Initial Closing or Subsequent Closing, as applicable, of each of the following conditions:
(a)          The representations and warranties of Seller contained in Article III shall be true  and correct in all respects (in the case of any representations or warranties containing any materiality or Material Adverse Effect qualifiers) or in all material respects (in the case of any representations or warranties without any materiality or Material Adverse Effect qualifiers) as of each Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(b)          Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on each Closing Date, including, without limitation, those set forth in Article VI; provided, however, that with respect to agreements and covenants that are qualified by materiality, Seller  shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)          No Action shall have been commenced against Buyer, Seller, or any of its Subsidiaries, which would prevent any Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any  transaction contemplated hereby.
(d)          Seller shall have received all consents, authorizations, orders and approvals from   the Governmental Authorities referred to in Section 3.06, including, without limitation, the Nevada Approval, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(e)          From the date of this Agreement, there shall not have occurred any Material  Adverse Effect, including, without limitation, any change in any Federal, state or local laws or regulations, or the enforcement thereof, that would have an adverse effect on the cannabis industry in general or the business of any Oasis LLC.

(f)          Buyer shall have received a certificate, dated the Closing Date and signed by  Seller’s Representative, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(g)          Buyer shall have received resignations of the directors, managers and officers pursuant to Section 6.03.

(h)          Buyer shall have raised sufficient funds to pay the cash portion of Initial Purchase Price and the cash portion of the Subsequent Purchase Price.

(i)          At the Subsequent Closing, the operating agreements for each of the Oasis LLCs shall have been terminated and replaced with operating agreements in a form acceptable to Buyer in its sole discretion.

(j)          The financial statements for the Oasis LLCs for the years ended December 31, 2015 and 2016 shall have been audited, and the unaudited financial statements for the six months ending on October 31, 2017 shall have been reviewed, in both cases to the reasonable satisfaction of  Buyer, and the auditor shall have delivered an unqualified report thereon to Seller. If Seller is unable to provide audited financials within Ninety (90) days from the date that the Remaining Initial Purchase Price has been paid to the Sellers, then Buyer has the option to enforce the Note    in accordance with the temrs in Section 2.02(c).

(k)          Seller shall have delivered to Buyer good standing certificates (or their equivalent) for the Seller and each of the Oasis LLCs from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Seller and each of the oasis LLCs are organized.

(l)          Seller shall have delivered, or caused to be delivered, to Buyer, instruments of assignment with respect to the Initial Units at the Initial Closing, and with respect to the  Subsequent Units at the Subsequent Closing, in each case substantially in the form of Exhibit C.

(m)          Seller shall have caused a representative of Buyer (to be designated by Buyer prior to Closing) to be made a signatory on all of the bank accounts of each Oasis LLC and its respective Subsidiaries.

Section 8.03          Conditions to Obligations of Sellers.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the relevant Closing or Closings, of each of the following conditions:

(a)          The representations and warranties of Buyer contained in Article V shall be true   and correct in all respects (in the case of any representations or warranties containing any materiality qualifiers) or in all material respects (in the case of any representations or warranties without any materiality qualifiers) as of each Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(b)          Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on each Closing Date.
(c)          No Action shall have been commenced against Buyer, Seller, or any of its Subsidiaries, which would prevent the relevant Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)          Buyer shall have executed a joinder to each of the operating agreements for the Oasis LLCs at the Initial Closing.
(e)          Buyer shall have paid the Initial Purchase Price to Seller at the Initial Closing and the Subsequent Purchase Price at the Subsequent Closing.
(f)          Buyer shall have executed and delivered the Buyer Note to Seller at the Subsequent Closing.
(g)          Buyer shall have delivered the Purchase Price Shares to the Seller at the Subsequent Closing.
(h)          Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.3(a) and Section 8.03(b) have been satisfied.
Section 8.04          Waiver of Nevada Approval. Intentionally omitted.
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ARTICLE IX.
Indemnification
Section 9.01          Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive each Closing and shall remain in full force and effect until the date that is twelve (12) months from the Subsequent Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.01 (Authority  of Sellers), Section 3.03 (Organization, Authority and Qualification of the Seller), Section 3.04 (Capitalization), Section 3.05 (Subsidiaries), Section 3.11(b) (Title to Assets) Section 3.27 (Brokers), will survive indefinitely and (ii) the representations and warranties set forth in Section 3.13 (Intellectual Property), Section 3.19 (Environmental Matters), Section 3.19 (Employee   Benefit Matters) and Section 3.22 (Taxes) will survive until the expiration of the applicable statute of limitations (the representations and warranties in (i) and (ii) of this Section, collectively, the “Fundamental Representations”).  All covenants and agreements of the parties contained herein shall survive the Initial Closing and Subsequent Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 9.02          Indemnification By Sellers.  Subject to the other terms and conditions of this Article IX, the Seller shall indemnify and defend each of Buyer, its officers, directors and  Affiliates (including the Seller and its Subsidiaries) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason   of:
(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, in any other Transaction Document or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation   or warranty was made or as if such representation or warranty was made on and as of any Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement;
(c)          any Excluded Liability; or
(d)          any sanction or penalty by any Governmental Authority as a result of any transfer   or deemed transfer of any MME Certificate or other Permit as a result of the consummation of the transactions contemplated by this Agreement without the approval of such Governmental  Authority, to the extent such approval is required prior to the Closing.

Section 9.03          Indemnification By Buyer.  Subject to the other terms and conditions of this  Article IX, Buyer shall indemnify and defend Seller and its Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason   of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, in any other Transaction Document or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation   or warranty was made or as if such representation or warranty was made on and as of any Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.04          Certain Limitations.  The indemnification provided for in Section 9.02 and   Section 9.03 shall be subject to the following limitations:

(a)          The Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under  Section 9.03(a) exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), in which event the  Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Seller shall be liable pursuant to Section 9.02(a) shall not exceed Five Million Dollars ($5,000,000) (the “Cap”).

(b)          Buyer shall not be liable to the Seller Indemnitees for indemnification under   Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under  Section 9.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for  all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.03(a) shall not exceed the Cap.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason    of (i) fraud, intentional misrepresentation, (ii) breach of any of the Fundamental Representations,  or (iii) any Excluded Liability.

(d)          For purposes of determining the amount of Losses pursuant to this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to   any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.05          Indemnification Procedures.  The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

(a)          Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the  Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim   in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a material supplier or customer of any Oasis LLC or any of its Subsidiaries, or (y) seeks an injunction or   other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different in any material respect from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the  Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in   this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual  out-of-pocket expenses) to the defending party, management employees of the non-defending   party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims.   Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim  without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, except as provided in this Section 9.05(b). If the Indemnified

Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits   rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe   the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall  allow the Indemnifying Party and its professional advisors to investigate the matter or   circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount  is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to each Oasis LLC and its respective Subsidiaries’ premises and personnel and the right to examine and copy   any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 9.06          Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Buyer may, in its sole discretion, offset any Losses due to it by Seller from any amounts due to Seller under the Buyer Note.
Section 9.07          Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price  for Tax purposes, unless otherwise required by Law.
Section 9.08          Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

Section 9.09          Exclusive Remedies.  Subject to Section 11.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of   this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE X.
Termination
Section 10.01          Termination.  This Agreement may be terminated at any time prior to the Subsequent Closing:
(a)          by the mutual written consent of Seller Representative and Buyer;
(b)          by Buyer by written notice to Seller if:
(i)          Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any  of the conditions specified in Article VIII, and such failure has not been cured within a reasonable time after notice to Seller thereof; or
(ii)          any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the intentional failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to any Closing;
(c)          by Seller by written notice by Seller to Buyer if:
(i)          Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any  of the conditions specified in Article VIII, and such failure has not been cured within a reasonable time after notice to Buyer thereof; or
(ii)          any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the intentional failure of Seller to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to any Closing;
(d)          by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or  enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
(e)          By Buyer or Seller if the Subsequent Closing has not occurred by the “Termination Date,” which shall be April 19, 2018 subject to a 30 day extension pursuant to Section 6.14(a).
Section 10.02          Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.01(b)(i), Seller shall be liable for its actual damages. In the event of the termination  of this Agreement pursuant to Section 10.01(c)(i) prior to the Initial Closing, Seller shall be entitled to retain the Initial Purchase Pri-ce Deposit.  In the event of the termination of this Agreement pursuant to Section 10.01(c)(i) after the Initial Closing, Buyer shall retain the Initial Units and Seller shall retain the Initial Purchase Price.  If this Agreement is terminated pursuant to any other subsection of Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in this Article X, Section 6.09 [Bob:   why 6.09?] and Article XI hereof.  Notwithstanding the foregoing, (a) nothing herein shall relieve any party for liability from terminating this Agreement on a basis not permitted under Section  10.01 or not using its best efforts to satisfy its closing conditions; and (b) nothing herein shall relieve any party hereto from liability for fraud, intentional misrepresentation or any willful breach of any provision hereof.
ARTICLE XI.
Miscellaneous
Section 11.01          Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, brokers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any Closing shall have occurred.  All Oasis LLC Transaction Expenses shall be paid at or prior to the Subsequent Closing in accordance with Section 2.03.
Section 11.02          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if   sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours    of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the respective addresses set forth in the introductory paragraph hereto (or at such other address for  a party as shall be specified in a notice given in accordance with this Section 11.02), with copies  to:

If to Seller: Alternative Solutions LLC 10120 W. Flamingo Rd. #4333 Las Vegas, NV 89147 Attention: Dr. Todd Swanson
If to Buyer: CLS Holdings USA, Inc. 11767 S. Dixie Highway Suite 115 Miami, Florida 33156 Attention: Jeffery Binder

Section 11.03          Interpretation.  For purposes of this Agreement, (a) the words “include,”  “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to    the same extent as if they were set forth verbatim herein.

Section 11.04          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court may modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest   extent possible.

Section 11.06          Entire Agreement.  This Agreement and the Exhibits and Schedules attached  hereto constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Schedules

(other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.07          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to any Closing Date, Buyer may, without obtaining the prior written consent of Seller, assign all of its rights and obligations under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries thereof.
Section 11.08          No Third-party Beneficiaries.  Except as provided in Article IX, this Agreement   is for the sole benefit of the parties hereto and their respective successors and permitted assigns   and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason  of this Agreement.
Section 11.09          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver   in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 11.10          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)
This Agreement shall be governed by and construed in accordance with the internal laws    of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b)
ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED  UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL OR STATE COURTS SITTING IN CLARK COUNTY, NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE   OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM  IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING

BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH   PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT    MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE  TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY   OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).

Section 11.11          Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 11.12          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER: CLS HOLDINGS USA INC. By: /s/ Jeffrey I. Binder Name: Jeffrey I. Binder Title: Chairman and Chief Executive Officer	SELLERS: ALTERNATIVE SOLUTIONS, LLC d/b/a OASIS MEDICAL CANNABIS By: /s/ Todd Swanson Name: Todd Swanson Title: Manager

By:  /s/ Ben Sillitoe
Name: Ben Sillitoe
Title:

By:  /s/ Gary Schnitzer
Name: Gary Schnitzer
Title: Director

By:  /s/ Debra Freeman
Name: Debra Freeman
Title:

By:  /s/ Sandye Johnson
Name: Sandye Johnson
Title:

By:  /s/ Archie Perry
Name: Archie Perry
Title:

By:  /s/ Mark Mecham
Name: Mark Mecham
Title:

By:  /s/ Rosario DeLeon
Name: Rosario DeLeon
Title:

[Signature page to Membership Interest Purchase Agreement]

By:  /s/ Mike Stewart
Name: Mike Stewart
Title:

By:  /s/ Jeff Hellman
Name: Jeff Hellman
Title: Investor

By:  /s/ Skyler Green
Name: Skyler Green
Title:

By:  /s/ Craig Morrison
Name: Craig Morrison
Title: Investor

By:  /s/ Jeff Hodrick
Name: Jeff Hodrick
Title:

By:  /s/ Robin Bundy
Name: Robin Bundy
Title:

By:  /s/ Ryan Bundy
Name: Ryan Bundy
Title:

By:  /s/ Thomas Kim
Name: Thomas Kim
Title:

By:  /s/ Don Decatur
Name: Don Decatur
Title: Director of Operations

By:  /s/ Russell Nevins
Name: Russell Nevins
Title:

By:  /s/ Jennifer Ray Morrison
Name: Jennifer Ray Morrison
Title: Investor

[Signature page to Membership Interest Purchase Agreement]

EXHIBIT A
BUYER NOTE

EXHIBIT B
EXAMPLE STATEMENT OF CLOSING NET WORKING CAPITAL

EXHIBIT C
ASSIGNMENT OF UNITS

EXHIBIT D
DISCLOSURE SCHEDULES

EXHIBIT E
REPURCHASE NOTE